EXECUTION VERSION
Exhibit 10.4
SECURITY AGREEMENT
     SECURITY AGREEMENT, dated as of March 4, 2008, is made and executed between Westmoreland Resources, Inc., a Delaware corporation (“Grantor”), and Tontine Capital Associates, L.P., a Delaware limited partnership, as Collateral Agent for Purchasers (as hereinafter defined) (together with its permitted successors in such capacity as the collateral agent, the “Collateral Agent”).
     Reference is hereby made to (i) that certain Senior Secured Convertible Note Purchase Agreement, dated as of March 4, 2008, by and among Westmoreland Coal Company, a Delaware corporation (the “Company”), Tontine Partners, L.P., a Delaware limited partnership, and Tontine Capital Partners, L.P., a Delaware limited partnership (each, “Purchaser” and collectively, “Purchasers”) and the Collateral Agent (the “Note Purchase Agreement”), (ii) that certain Pledge Agreement, dated as of March 4, 2008, by and among the Company, Grantor, Purchasers and the Collateral Agent (the “Pledge Agreement”) and (iii) that certain First Interstate Business Loan Agreement by and between Grantor and First Interstate Bank dated October 29, 2007, as in effect as of the date hereof (the “First Interstate Loan Agreement” and together with all related documents and agreements thereunder, the “First Interstate Loan Documents”).
1.	GRANT OF SECURITY INTEREST. For valuable consideration, Grantor grants to the Collateral Agent a security interest in the Collateral to secure the Indebtedness and agrees that the Collateral Agent shall have the rights stated in this Agreement with respect to the Collateral, in addition to all other rights which the Collateral Agent may have by law.

2.	COLLATERAL DESCRIPTION. The word “Collateral” as used in this Agreement means the following described property, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located, in which Grantor is giving to the Collateral Agent a security interest for the payment of the Indebtedness and performance of all other obligations under the Transaction Documents and this Agreement:
All Inventory, Chattel Paper, Accounts, Equipment and General Intangibles.
In addition, the word “Collateral” also includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:
(A) All accessions, attachments, accessories, tools, parts, supplies, replacements of and additions to any of the collateral described herein, whether added now or later.
(B) All products and produce of any of the property described in this Collateral Section 2.

(C) All accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, consignment or other disposition of any of the property described in this Collateral Section 2.
(D) All proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition or any of the property described in this Collateral Section 2, and sums due from a third party who has damaged or destroyed the Collateral or from that party’s insurer, whether due to judgment, settlement or other process.
(E) All records and data relating to any of the property described in this Collateral Section 2, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Grantor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.
3.	CROSS-COLLATERALIZATION. In addition to the Note Purchase Agreement, the Notes, the Guaranty, and the Pledge Agreement, this Agreement secures all obligations, debts and liabilities, plus interest thereon, of Grantor to the Collateral Agent, Purchasers, or any one or more of them under or in connection with the Note Purchase Agreement, the Notes and the other Transaction Documents, as well as all claims by the Collateral Agent, Purchasers, or any one or more of them against Grantor, whether now existing or hereafter arising, under or in connection with the Note Purchase Agreement, the Notes and the other Transaction Documents, whether voluntary or otherwise, whether due or not due, direct or indirect, determined or undetermined, absolute or contingent, liquidated or unliquidated, whether Grantor may be liable individually or jointly with others, whether obligated as guarantor, surety, accommodation party or otherwise.
4.	GRANTOR’S REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COLLATERAL. With respect to the Collateral, Grantor represents and promises to the Collateral Agent that:
a.	Perfection of Security Interest. Grantor agrees to take whatever actions are requested by the Collateral Agent to perfect and continue the Collateral Agent’s security interest in the Collateral. Upon request of the Collateral Agent, Grantor will deliver to the Collateral Agent any and all of the documents evidencing or constituting the Collateral, and Grantor will note the Collateral Agent’s interest upon any and all chattel paper and instruments if not delivered to the Collateral Agent for possession by the Collateral Agent.

b.	Notices to the Collateral Agent. Grantor will promptly notify the Collateral Agent in writing in accordance with Section 11.10 of the Note Purchase Agreement prior to any (1) change in Grantor’s name; (2)

change in Grantor’s assumed business name(s); (3) change in the management of Grantor; (4) change in the authorized signer(s); (5) change in Grantor’s principal office address; (6) change in Grantor’s state of organization; (7) conversion of Grantor to a new or different type of business entity; or (8) change in any other aspect of Grantor that directly or indirectly relates to the Note Purchase Agreement or other Transaction Documents. No change in Grantor’s name or state of organization will take effect until after the Collateral Agent has received notice.

c.	No Violation. The execution and delivery of this Agreement will not violate any law or agreement governing Grantor or to which Grantor is a party, and its certificate or articles of incorporation and bylaws do not prohibit any term or condition of this Agreement.

d.	Enforceability of Collateral. To the extent the Collateral consists of accounts, chattel paper, or general intangibles, as defined by the Uniform Commercial Code, the Collateral is enforceable in accordance with its terms, is genuine, and fully complies with all applicable laws and regulations concerning form, content and manner of preparation and execution, and all persons appearing to be obligated on the Collateral have authority and capacity to contract and are in fact obligated as they appear to be on the Collateral. At the time any account becomes subject to a security interest in favor of the Collateral Agent, the account shall be a good and valid account representing an undisputed, bona fide indebtedness incurred by the account debtor, for merchandise held subject to delivery instructions or previously shipped or delivered pursuant to a contract of sale, or for services previously performed by Grantor with or for the account debtor. So long as this Agreement remains in effect, Grantor shall not, without the Collateral Agent’s prior written consent, compromise, settle, adjust, or extend payment under or with regard to any such Accounts except in the ordinary course of business. There shall be no setoffs or counterclaims against any of the Collateral, and no agreement shall have been made under which any deductions or discounts may be claimed concerning the Collateral except those disclosed to the Collateral Agent in writing.

e.	Location of the Collateral. Except in the ordinary course of Grantor’s business, Grantor agrees to keep the Collateral (or to the extent the Collateral consists of intangible property such as accounts or general intangibles, the records concerning the Collateral) at Grantor’s address set forth in Section 8(f) or at such other locations as are acceptable to the Collateral Agent. Upon the Collateral Agent’s request, Grantor will deliver to the Collateral Agent in form satisfactory to the Collateral Agent a schedule of real properties and Collateral locations relating to Grantor’s operations, including without limitation the following: (1) all real property Grantor owns or is purchasing; (2) all real property Grantor is renting or leasing; (3) all storage facilities Grantor owns, rents, leases, or uses; and (4) all other properties where Collateral is or may be located.

f.	Removal of the Collateral. Except in the ordinary course of Grantor’s business, including the sales of inventory, Grantor shall not remove the Collateral from its existing location without the Collateral Agent’s prior written consent. To the extent that the Collateral consists of vehicles, or other titled property, Grantor shall not take or permit any action which would require application for certificates of title for the vehicles outside the State of Montana, without the Collateral Agent’s prior written consent. Grantor shall, whenever requested, advise the Collateral Agent of the exact location of the Collateral.

g.	Transactions involving Collateral. Except for inventory sold or accounts collected in the ordinary course of Grantor’s business, or as otherwise provided for in this Agreement or in Section 5.2(a) of the Note Purchase Agreement, Grantor shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral. While Grantor is not in default under this Agreement, Grantor may sell inventory, but only in the ordinary course of its business and only to buyers who qualify as a buyer in the ordinary course of business. A sale in the ordinary course of Grantor’s business does not include a transfer in partial or total satisfaction of a debt or any bulk sale. Grantor shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than as provided for in this Agreement, without the prior written consent of the Collateral Agent. This includes security interests even if junior in right to the security interests granted under this Agreement. Unless waived by the Collateral Agent, all proceeds from any disposition of the Collateral (for whatever reason) shall be held in trust for the Collateral Agent and shall not be commingled with any other funds; provided however, this requirement shall not constitute consent by the Collateral Agent to any sale or other disposition. Upon receipt, Grantor shall immediately deliver any such proceeds to the Collateral Agent.

h.	Title. Grantor represents and warrants to the Collateral Agent that Grantor holds good and marketable title to the Collateral, free and clear of all liens and encumbrances except for the liens under this Agreement. No financing statement covering any of the collateral is on file in any public office other than those which reflect the security interest (i) in favor of First Interstate Bank pursuant to the First Interstate Loan Documents, and (ii) created by this Agreement, or (iii) to which the Collateral Agent has specifically consented. Grantor shall defend the Collateral Agent’s rights in the Collateral against the claims and demands of all other persons.

i.	Repairs and Maintenance. Grantor agrees to keep and maintain, and to cause others to keep and maintain, the Collateral in good order, repair and condition at all times while this Agreement remains in effect. Grantor further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with the Collateral so that no lien or encumbrance may ever attach to or be filed against the Collateral.

j.	Inspection of Collateral. The Collateral Agent and its designated representatives and agents shall have the right at all reasonable times to examine and inspect the Collateral wherever located.

k.	Taxes, Assessments and Liens. Grantor will pay when due all taxes, assessments and liens upon the Collateral, its use or operation, upon this Agreement, upon any promissory note or notes evidencing the Indebtedness, or upon any of the other Transaction Documents. Grantor may withhold any such payment or may elect to contest any lien if Grantor is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as the Collateral Agent’s interest in the Collateral is not jeopardized in the Collateral Agent’s sole opinion. If the Collateral is subjected to a lien which is not discharged within fifteen (15) days, Grantor shall deposit with the Collateral Agent cash, a sufficient corporate surety bond or other security satisfactory to the Collateral Agent in an amount adequate to provide for the discharge of the lien plus any interest, costs, attorneys’ fees or other charges that could accrue as a result of a foreclosure or sale of the Collateral. In any contest Grantor shall defend itself and the Collateral Agent and shall satisfy any final adverse judgment before enforcement against the Collateral. Grantor shall name the Collateral Agent as an additional obligee under any surety bond furnished in the contest proceedings. Grantor further agrees to furnish the Collateral Agent with evidence that such taxes, assessments, and governmental and other charges have been paid in full and in a timely manner. Grantor may withhold any such payment or may elect to contest any lien if Grantor is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as the Collateral Agent’s interest in the Collateral is not jeopardized.

l.	Compliance with Governmental Requirements. Grantor shall comply promptly with all laws, ordinances, rules and regulations of all governmental authorities, now or hereafter in effect, applicable to the ownership, production, disposition, or use of the Collateral, including all laws or regulations relating to the undue erosion of highly-erodible land or relating to the conversion of wetlands for the production of an agricultural product or commodity. Grantor may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as the Collateral Agent’s interest in the Collateral, in the Collateral Agent’s opinion, is not jeopardized.

m.	Hazardous Substances. Grantor represents and warrants that the Collateral never has been, and never will be so long as this Agreement remains a lien on the Collateral, used in violation of any Environmental Laws or for the generation, manufacture, storage, transportation, treatment, disposal, release or threatened release of any Hazardous Substance. The representations and warranties contained herein are based on Grantor’s due diligence in investigating the Collateral for Hazardous Substances. Grantor hereby (1) releases and waives any future claims against the Collateral Agent for indemnity or contribution in the event Grantor becomes liable for cleanup or other costs under any Environmental Laws, and (2) agrees to indemnify, defend, and hold harmless the Collateral Agent against any and all claims and losses resulting from a breach of this provision of this Agreement. This obligation to indemnify and defend shall survive the payment of the Indebtedness and the satisfaction of this Agreement.

n.	Maintenance of Casualty Insurance. Grantor shall procure and maintain all risks insurance, including without limitation fire, theft and liability coverage together with such other insurance as the Collateral Agent may require with respect to the Collateral, in form, amounts, coverages and basis reasonably acceptable to the Collateral Agent and issued by a company or companies reasonably acceptable to the Collateral Agent. Grantor, upon request of the Collateral Agent, will deliver to the Collateral Agent from time to time the policies or certificates of insurance in form satisfactory to the Collateral Agent, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days’ prior written notice to the Collateral Agent and not including any disclaimer of the insurer’s liability for failure to give such a notice. Each insurance policy also shall include an endorsement providing that coverage in favor of the Collateral Agent will not be impaired in any way by any act, omission or default of Grantor or any other person. In connection with all policies covering assets in which the Collateral Agent holds or is offered a security interest, Grantor will provide the Collateral Agent with such loss payable or other endorsements as the Collateral Agent may require. If Grantor at any time fails to obtain or maintain any insurance as required under this Agreement, the Collateral Agent may (but shall not be obligated to) obtain such insurance as the Collateral Agent deems appropriate, including if the Collateral Agent so chooses “single interest insurance,” which will cover only the Collateral Agent’s interest in the Collateral.

o.	Application of Insurance Proceeds. Grantor shall promptly notify the Collateral Agent of any loss or damage to the Collateral if the estimated cost of repair or replacement exceeds $100,000, whether or not such casualty or loss is covered by insurance. The Collateral Agent may make proof of loss if Grantor fails to do so within fifteen (15) days of the casualty. All proceeds of any insurance on the Collateral, including accrued proceeds thereon, shall be held by the Collateral Agent as part of the Collateral. If the Collateral Agent consents to repair or replacement of the damaged or destroyed Collateral, the Collateral Agent shall, upon satisfactory proof of expenditure, pay or reimburse Grantor from the proceeds for the reasonable cost of repair or restoration. If the Collateral Agent does not consent to repair or replacement of the Collateral, the Collateral Agent shall retain a sufficient amount of the proceeds to pay all of the Indebtedness, and shall pay the balance to Grantor. Any proceeds which have not been disbursed within six (6) months after their receipt and which Grantor has not committed to the repair or restoration of the Collateral shall be used to prepay the Indebtedness.

p.	Insurance Reserves. The Collateral Agent may require Grantor to maintain with the Collateral Agent reserves for payment of insurance premiums, which reserves shall be created by monthly payments from Grantor of a sum estimated by the Collateral Agent to be sufficient to produce, at least fifteen (15) days before the premium due date, amounts at least equal to the insurance premiums to be paid. If fifteen (15) days before payment is due, the reserve funds are insufficient, Grantor shall upon demand pay any deficiency to the Collateral Agent. The reserve funds shall be held by the Collateral Agent as a general deposit and shall constitute a non-interest-bearing account which the Collateral Agent may satisfy by payment of the insurance premiums required to be paid by Grantor as they become due. The Collateral Agent does not hold the reserve funds in trust for Grantor, and the Collateral Agent is not the agent of Grantor for payment of the insurance premiums required to be paid by Grantor. The responsibility for the payment of premiums shall remain Grantor’s sole responsibility.

q.	Insurance Reports. Grantor, upon request of the Collateral Agent, shall furnish to the Collateral Agent reports on each existing policy of insurance showing such information as the Collateral Agent may reasonably request including the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the property insured; (5) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (6) the expiration date of the policy. In addition, Grantor shall upon request by the Collateral Agent (however not more often than annually) have an independent appraiser satisfactory to the Collateral Agent determine, as applicable, the cash value or replacement cost of the Collateral.

r.	Financing Statements. Grantor authorizes the Collateral Agent to file a UCC financing statement, or alternatively, a copy of this Agreement to perfect the Collateral Agent’s security interest. At the Collateral Agent’s request, Grantor additionally agrees to sign all other documents that are necessary to perfect, protect, and continue the Collateral Agent’s security interest in the Property. Grantor will pay all filing fees, title transfer fees, and other fees and costs involved unless prohibited by law or unless the Collateral Agent is required by law to pay such fees and costs. Grantor irrevocably appoints the Collateral Agent to execute documents necessary to transfer title if there is a default. The Collateral Agent may file a copy of this Agreement as a financing statement. If Grantor changes Grantor’s name or address, or the name or address of any person granting a security interest under this Agreement changes, Grantor will promptly notify the the Collateral Agent of such change.
5.	GRANTOR’S RIGHT TO POSSESSION AND TO COLLECT ACCOUNTS. Until default and except as otherwise provided below with respect to accounts, Grantor may have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Agreement or the Transaction Documents, provided that Grantor’s right to possession and beneficial use shall not apply to any Collateral where possession of the Collateral by the Collateral Agent is required by law to perfect the Collateral Agent’s security interest in such Collateral. Until otherwise notified by the Collateral Agent, Grantor may collect any of the Collateral consisting of accounts. At any time and due to an Event of Default, the Collateral Agent may exercise its rights to collect the accounts and to notify account debtors to make payments directly to the Collateral Agent for application to the Indebtedness. If the Collateral Agent at any time has possession of any Collateral, whether before or after an Event of Default, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral Agent takes such action for that purpose as Grantor shall request or as the Collateral Agent, in the Collateral Agent’s sole discretion, shall deem appropriate under the circumstances, but failure to honor any request by Grantor shall not of itself be deemed to be a failure to exercise reasonable care. The Collateral Agent shall not be required to take any steps necessary to preserve any rights in the Collateral against prior parties, nor to protect, preserve or maintain any security interest given to secure the indebtedness.

6.	THE COLLATERAL AGENT’S EXPENDITURES. If any action or proceeding is commenced that would materially affect the Collateral Agent’s interest in the Collateral or if Grantor fails to comply with any provision of this Agreement or any Transaction Documents, including but not limited to Grantor’s failure to discharge or pay when due any amounts Grantor is required to discharge or pay under this Agreement or any Transaction Documents, the Collateral Agent on Grantor’s behalf may (but shall not be obligated to) take any action that the Collateral Agent deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on the Collateral and not otherwise permitted under this Agreement, and paying all costs for insuring, maintaining and preserving the

Collateral. All such expenditures incurred or paid by the Collateral Agent for such purposes will then bear interest at the rate charged under the Notes from the date incurred or paid by the Collateral Agent to the date of repayment by Grantor. All such expenses will become a part of the Indebtedness and, at the Collateral Agent’s option, will (A) be payable on demand; (B) be added to the balance of the Notes and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Notes; or (C) be treated as a balloon payment which will be due and payable at the Notes’ maturity. The Agreement also will secure payment of these amounts. Such right shall be in addition to all other rights and remedies to which the Collateral Agent may be entitled upon a default.
7.	RIGHTS AND REMEDIES ON DEFAULT. If an Event of Default occurs, at any time thereafter, the Collateral Agent shall have all the rights of a secured party under the New York Uniform Commercial Code. In addition and without limitation, the Collateral Agent may exercise any one or more of the following rights and remedies:
a.	Accelerate Indebtedness. The Collateral Agent may declare the entire Indebtedness immediately due and payable, without notice of any kind to any Credit Party.

b.	Assemble Collateral. The Collateral Agent may require Grantor to deliver to the Collateral Agent all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. The Collateral Agent may require Grantor to assemble the Collateral and make it available to the Collateral Agent at a place to be designated by the Collateral Agent. The Collateral Agent also shall have full power to enter upon the property of Grantor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Agreement at the time of repossession, Grantor agrees the Collateral Agent may take such other goods, provided that the Collateral Agent makes reasonable efforts to return them to Grantor after repossession.

c.	Sell the Collateral. The Collateral Agent shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in the Collateral Agent’s own name or that of Grantor. The Collateral Agent may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give Grantor, and other persons as required by law, reasonable notice of the time and place of any public sale, or the time after which any private sale or any other disposition of the Collateral is to be made. However, no notice need be provided to any person who, after an Event of Default occurs, enters into and authenticates an agreement waiving that person’s right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least ten (10) days before the time of the sale or disposition. Subject to the limitations set forth in Section 11.2 of the Note Purchase Agreement, all expenses relating to the disposition of the Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall became a part of the Indebtedness secured by this Agreement and shall be payable on demand, with interest at the Notes rate from date of expenditure until repaid.

d.	Appoint Receiver. The Collateral Agent shall have the right to have a receiver appointed to take possession of all or any part of the Collateral, with the power to protect and preserve the Collateral, to operate the Collateral preceding foreclosure or sale, and to collect the Rents from the Collateral and apply the proceeds, over and above the cost of the receivership, against the Indebtedness. The receiver may serve without bond if permitted by law. The Collateral Agent’s right to the appointment of a receiver shall exist whether or not the apparent value of the Collateral exceeds the Indebtedness by a substantial amount. Employment by the Collateral Agent shall not disqualify a person from serving as a receiver.

e.	Collect Revenues, Apply Accounts. The Collateral Agent, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. The Collateral Agent may at any time in the Collateral Agent’s discretion transfer any Collateral into the Collateral Agent’s own name or that of the Collateral Agent’s nominee and receive the payments, rents, income, and revenues therefrom and hold the same as security for the Indebtedness or apply it to payment of the Indebtedness in such order of preference as the Collateral Agent may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choses in action, or similar property, the Collateral Agent may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the Collateral as the Collateral Agent may determine, whether or not Indebtedness or Collateral is then due. For these purposes, the Collateral Agent may, on behalf of and in the name of Grantor, receive, open and dispose of mail addressed to Grantor; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment, or storage of any Collateral. To facilitate collection, the Collateral Agent may notify account debtors and obligors on any Collateral to make payments directly to the Collateral Agent.

f.	Obtain Deficiency. If the Collateral Agent chooses to sell any or all of the Collateral, the Collateral Agent may obtain a judgment against any Credit Party for any deficiency remaining on the Indebtedness due to the Collateral Agent after application of all amounts received from the exercise of the rights provided in this Agreement. Such Credit Party shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper.

g.	Other Rights and Remedies. The Collateral Agent shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, the Collateral Agent shall have and may exercise any or all other rights and remedies it may have available at law, in equity, or otherwise.

h.	Election of Remedies. Except as may be prohibited by applicable law, all of the Collateral Agent’s rights and remedies, whether evidenced by this Agreement, the Transaction Documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by the Collateral Agent to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Grantor under this Agreement, after Grantor’s failure to perform, shall not affect the Collateral Agent’s right to declare a default and exercise its remedies.
8.	MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:
a.	Amendments. This Agreement, together with any Transaction Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

b.	Attorneys’ Fees; Expenses. Grantor agrees to pay upon demand all of the Collateral Agent’s and Purchasers’ costs and expenses, including any attorneys’ fees and legal expenses, incurred in connection with the enforcement of this Agreement. The Collateral Agent and Purchasers may hire or pay someone else to help enforce this Agreement, and Grantor shall pay the costs and expenses of such enforcement. Costs and expenses include the Collateral Agent’s and Purchasers’ attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services; provided that such fees and expenses shall be limited to those of one counsel to the Collateral Agent and Purchasers collectively and, if reasonably requested by the Collateral Agent or Purchasers, one local counsel in each jurisdiction in which Collateral is located; provided further in the event of a conflict of interest between the Collateral Agent and any Purchaser or between Purchasers, Grantor shall pay all reasonable out-of-pocket fees and expenses of such additional counsel as may be necessary. Grantor also shall pay all court costs and such additional fees as may be directed by the court.

c.	Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

d.	Governing Law. This Agreement will be governed by federal law applicable to the Collateral Agent and, to the extent not preempted by federal law, the laws of the State of New York without regard to its conflicts of law provisions. This Agreement has been accepted by the Collateral Agent in the State of New York.

e.	No Waiver by the Collateral Agent. The Collateral Agent shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by the Collateral Agent. No delay or omission on the part of the Collateral Agent in exercising any right shall operate as a waiver of such right or any other right. A waiver by the Collateral Agent of a provision of this Agreement shall not prejudice or constitute a waiver of the Collateral Agent’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by the Collateral Agent, nor any course of dealing between the Collateral Agent and Grantor, shall constitute a waiver of any of the Collateral Agent’s rights or of any of Grantor’s obligations as to any future transactions. Whenever the consent of the Collateral Agent is required under this Agreement, the granting of such consent by the Collateral Agent in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of the Collateral Agent.

f.	Notices. Any notice required to be given under this Agreement shall be given in accordance with Section 11.10 of the Note Purchase Agreement, and if to Grantor, addressed as follows:
Westmoreland Resources, Inc.
P.O. Box 449
Hardin, MT 59034
Attn: Morris W. Kegley
Telecopy Number: (719) 448-8097
with a copy to:
Westmoreland Coal Company
2 North Cascade Avenue, 14th Floor
Colorado Springs, Colorado 80903

Attn: General Counsel
Telecopy Number: (719) 448-8097
Unless otherwise provided or required by law, if there is more than one Grantor, any notice given by the Collateral Agent to any Grantor is deemed to be notice given to all Grantors.

g.	Power of Attorney. Grantor hereby appoints the Collateral Agent as Grantor’s irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect, amend, or to continue the security interest granted in this Agreement or to demand termination of filings of other secured parties. The Collateral Agent may at any time, and without further authorization from Grantor, file a carbon, photographic or other reproduction of any financing statement or of this Agreement for use as a financing statement. Subject to the limitations set forth in Section 11.2 of the Note Purchase Agreement, Grantor will reimburse the Collateral Agent for all expenses for the perfection and the continuation of the perfection of the Collateral Agent’s security interest in the Collateral.

h.	Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

i.	Successors and Assigns. Subject to any limitations stated in this Agreement on transfer of Grantor’s interest, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. If ownership of the Collateral becomes vested in a person other than Grantor, the Collateral Agent, without notice to Grantor, may deal with Grantor’s successors with reference to this Agreement and the Indebtedness by way of forbearance or extension without releasing Grantor from the obligations of this Agreement or liability under the Indebtedness.

j.	Survival of Representation and Warranties. All representations, warranties, and agreements made by Grantor in this Agreement shall survive the execution and delivery of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Company’s Indebtedness shall be paid in full.

k.	Time is of the Essence. Time is of the essence in the performance of this Agreement.
9.	RIGHTS OF FIRST INTERSTATE BANK. Notwithstanding anything to the contrary contained herein, the rights of the Collateral Agent and the Purchasers and the obligations of Grantor as set forth herein are subject to the rights of First Interstate Bank under the First Interstate Loan Documents. To the extent that Grantor is required to deliver, endorse, or otherwise pay over or otherwise provide possession or control over any of the Collateral as provided herein, such obligations shall be subject to the rights of First Interstate Bank to such Collateral, as set forth in the First Interstate Loan Documents. Further, any representation, warranty or covenant of Grantor in this Agreement that the Collateral is not and shall not be subject to any liens, encumbrances or other restrictions shall specifically be qualified by the liens and rights of First Interstate Bank with respect to the Collateral as set forth in the First Interstate Loan Documents. The limitations and qualifications set forth in this Section 9 shall be effective solely to recognize the rights of First Interstate Bank and shall not otherwise impair the liens and security interests granted by Grantor to the Collateral Agent pursuant to this Agreement. The parties acknowledge that, to the extent that the obligations of Grantor to First Interstate Bank arising under the First Interstate Loan Documents have been satisfied and such parties have no further obligations to make loans or advances to the borrower thereunder, the limitations and qualifications set forth in this Section 9 shall be of no further force or effect and Grantor covenants to take all such actions set forth herein and necessary to give effect to the provisions of this Agreement.

10.	DEFINITIONS. The following capitalized words and terms shall have-the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code:
a.	Agreement. The word “Agreement” means this Security Agreement, as this Security Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Security Agreement from time to time.

b.	Collateral. The word “Collateral” shall have the meaning set forth in Section 1 of this Agreement.

c.	Collateral Agent. The words “Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

d.	Company. The word “Company” shall have the meaning set forth in the second paragraph of this Agreement.

e.	Credit Party or Credit Parties. The words “Credit Party” or “Credit Parties” shall have the meaning set forth in the Note Purchase Agreement.

f.	Environmental Laws. The words “Environmental Laws” mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Superfund Amendments and Reauthorization Act of 1988, Pub. L. No. 99-499, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

g.	Event of Default. The words “Event of Default” shall have the meaning set forth in the Note Purchase Agreement.

h.	First Interstate Loan Agreement. The words “First Interstate Loan Agreement” shall have the meaning set forth in the second paragraph of this Agreement.

i.	First Interstate Loan Documents. The words “First Interstate Loan Documents” shall have the meaning set forth in the second paragraph of this Agreement.

j.	Grantor. The word “Grantor” shall have the meaning set forth in the preamble to this Agreement.

k.	Guarantor. The word “Guarantor” shall have the meaning set forth in the Guaranty.

l.	Guaranty. The word “Guaranty” shall have the meaning set forth in the Note Purchase Agreement.

m.	Hazardous Substances. The words “Hazardous Substances” mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

n.	Indebtedness. The word “Indebtedness” means the obligations and indebtedness of Company under the Note Purchase Agreement, the Notes and the other Transaction Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Grantor is responsible under this Agreement or under any of the Transaction Documents.

o.	Note or Notes. The words “Note” or “Notes” means the Notes executed by the Company in the original aggregate principal amount of $15,000,000 dated March 4, 2008, together with all increases thereto in accordance with the Note Purchase Agreement, renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the Notes or Note Purchase Agreement.

p.	Pledge Agreement. The words “Pledge Agreement” shall have the meaning set forth in the second paragraph of this Agreement.

q.	Property. The word “Property” means all of Grantor’s right, title and interest in and to all the Property as described in the “Collateral Description” section of this Agreement.

r.	Purchaser or Purchasers. The words “Purchaser” or “Purchasers” shall have the meaning set forth in the second paragraph of this Agreement.

s.	Transaction Documents. The words “Transaction Documents” shall have the meaning set forth in the Note Purchase Agreement.
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          IN WITNESS WHEREOF, Grantor has executed this Agreement as of the day and year first above written.

GRANTOR:

WESTMORELAND RESOURCES, INC.

By:	/s/ Keith E. Alessi

Name: Keith E. Alessi
Title: Chief Executive Officer
[Signature page to Security Agreement]

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COLLATERAL AGENT:

TONTINE CAPITAL ASSOCIATES, L.P.
as the Collateral Agent

By:	TONTINE CAPITAL ASSOCIATES GP, L.L.C.,
its general partner

	By:	/s/ Jeffrey L. Gendell

Name: Jeffrey L. Gendell
Title: Managing Member
[Signature page to Security Agreement]

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